Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Airgain, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-213770) on Form S-8 of Airgain, Inc. of our report dated July 12, 2017, with respect to the balance sheets of Antenna Plus, LLC as of December 31, 2016 and 2015, and the related statements of income, members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in the current report on Form 8-K/A of Airgain, Inc. dated July 12, 2017.

/s/ KPMG LLP

San Diego, California
July 12, 2017